Exhibit 15.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Fusion Fuel Green PLC (or the “Parent”)’s unaudited pro forma condensed combined financial information is being presented for informational purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of the Parent has made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma condensed combined financial information should be read in conjunction with the financial information incorporated by reference into this Shell Company Report.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of profit and loss combine the financial statements of Parent with the financial statements of HL and with the financial statements of Fusion Fuel. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated as of the balance sheet date. The unaudited pro forma combined statements of profit and loss give pro forma effect to the Transactions as if they had occurred at the earliest of the period presented.

The unaudited pro forma condensed combined balance sheet has been prepared using the following:

•	Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020.

•	HL’s audited financial statements for the year ended June 30, 2020.

•	Fusion Fuel’s unaudited interim financial statements for the six months ended June 30, 2020.

The unaudited pro forma condensed combined statement of profit and loss has been prepared using the following:

•	Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020.

•	HL’s audited financial statements for the year ended June 30, 2019, unaudited interim financial statements for the nine months ended March 31, 2019, unaudited interim financial statements for the six months ended December 31, 2019, audited financial statements for the year ended June 30, 2020.

•	Fusion Fuel’s audited financial statements for the year ended December 31, 2019 and unaudited interim financial statements for the six months ended June 30, 2020

Further, the financial statements of HL are presented in USD and for pro forma purposes, have been converted to EUR by using an USD/EUR exchange rate of 0.8900 for the balance sheet, and an USD/EUR exchange rate of 0.9070 and 0.8930 for profit and loss for the six months ended June 30, 2020 and twelve months ended December 31, 2019, respectively.

Accounting for the Transactions

The financial statements of HL were prepared in accordance with U.S. GAAP. The financial statements of Fusion Fuel were prepared in accordance with IFRS. Following the Transactions, Parent will qualify as a Foreign Private Issuer and will prepare its financial statements in accordance with IFRS. Accordingly, the unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS.

The Transactions will be accounted for as a continuation of Fusion Fuel in accordance with IFRS. Under this method of accounting, while Parent is the legal acquirer of both HL and Fusion Fuel, Fusion Fuel has been identified as the accounting acquirer of HL for accounting purposes. This determination was primarily based on the expectation that the business of Fusion Fuel will comprise the ongoing operations of the combined entity, that the Class B Ordinary Shares to be owned by Fusion Fuel shareholders will have protective provisions, that persons designated by Fusion Fuel will comprise a majority of the governing body of the combined company, and that Fusion Fuel’s senior management will comprise the majority of the senior management of the combined company. As HL does not meet the definition of a business as defined in IFRS 3 – Business Combinations (“IFRS 3”), the Transactions are not within the scope of IFRS 3 and are accounted as a share-based payment transaction in accordance with IFRS 2 – Share-based Payments (“IFRS 2”). Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Fusion Fuel issuing equity instruments for the net assets of the Parent. The net assets of Parent will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be deemed to be those of Fusion Fuel.

Basis of Pro Forma Presentation

The IFRS and pro forma adjustments represent HL management’s estimates based on information available as of the date of this Shell Company Report and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions closed on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Parent. They should be read in conjunction with the financial statements and notes thereto of each of Parent, HL and Fusion Fuel incorporated by reference into this Shell Company Report.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation of the Transactions are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction in equity and are assumed to be cash settled.

Unaudited Pro Forma Condensed Combined Balance sheet

June 30, 2020

(all amounts in EUR)	(a) Parent June 30, 2020	(b) HL June 30, 2020	(c) Fusion Fuel June 30, 2020	Pro Forma Adjustments		Pro Forma

Assets
Non-current assets	€-	€-	€24,788	€1,900,000	(i)	€1,924,788
Cash and cash deposits	16,915	95,820	377	47,933,850	(d)	60,719,147
				21,509,455	(e1)

				(6,937,270	)(h)
				(1,900,000	)(i)

Prepaid expenses and other current assets	-	56,292	28,380	-		84,672
Marketable securities held in Trust Account	-	47,933,850	-	(47,993,850	)(d)	-
Total assets	€16,915	€48,085,962	€53,545	€14,572,185		€62,728,607

Liabilities and shareholders’ equity
Other liabilities	€18,622	€1,828,528	€223,812	€(444,998	)(e2)	€414,489
				(1,211,475	)(h)
Long term Liabilities	-	41,807,447	-	(41,807,447	)(f)	-
Total Liabilities	18,622	43,635,975	223,812	(43,463,920)		414,489

Shareholders’ equity
Ordinary shares	1	3,899,672	50,000	218	(e1)	1,033
				(3,948,858	)(g)

Other equity – in total	(1,708)	550,314	(220,267)	21,509,237	(e1)	62,313,085
				444,998	(e2)
				41,807,447	(f)
				3,948,858	(g)
				(5,725,796	)(h)

Total Shareholders’ equity	(1,707)	4,449,987	(170,267)	58,036,105		62,314,118
Total liabilities and Shareholders’ equity	€16,915	€48,085,962	€53,545	€14,572,185		€62,728,607

Pro Forma Adjustments and Assumptions to the Unaudited Condensed Combined Balance Sheet

(a)	Derived from Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020, which have been prepared in accordance with IFRS.

(b)	Derived from HL’s audited financial statements for the year ended June 30, 2020 which has been prepared in accordance with U.S. GAAP, and presented in USD and converted to EUR by using an USD/EUR exchange rate of 0.8900 for pro forma purposes, and as adjusted for the reclassification of HL’s ordinary shares subject to redemption as long term liabilities under IFRS due to the nature of the ordinary shares subject to redemption. No further IFRS adjustments have been identified by management for pro forma purposes.

(c)	Derived from Fusion Fuel’s unaudited interim financial statements for the six months ended June 30, 2020 which has been prepared in accordance with IFRS.

(d)	Represents the release of cash from marketable securities held in the trust account.

(e1)	Represents the effects of the PIPE Investment, raising net proceeds of €21,509,455 (gross proceeds of €22,350,036 net of estimated transaction costs of €840,580 assumed being settled in cash) corresponding to the issuance of 2,450,000 ordinary shares at a price per share of €9.12 (or $10.25 based on a EUR/USD exchange rate of 0.8900 for pro forma purposes).

(e2)	Represents the conversion of 500,000 HL’s outstanding promissory notes that could be converted, presented as Other liabilities, into warrants with €444,998 (or $500,000 based on a EUR/USD exchange rate of 0.8900 for pro forma purposes).

(f)	Represents the reclassification of the redeemable shares.

(g)	Represents the effects of the recapitalization where Fusion Fuel is the accounting acquirer, and the elimination of historical Other equity – in total of the Parent and HL. The adjustment in Other equity – in total includes the difference of approximately €11,800,000 between the net assets contributed and the shares, warrants and rights issued in Parent as reduction in retained earnings with a corresponding adjustment in other equity, where both retained earnings and other equity are presented within Other equity – in total in accordance with IFRS 2. The adjustment reflects the number of shares outstanding related to existing shareholders and Fusion Fuel shareholders.

(h)	Represents cash disbursement to settle both the estimated transactions costs incurred in connection with the Transactions with €6,937,270 (or $7,794,717 based on a EUR/USD exchange rate of 0.8900 for pro forma purposes) and the remaining outstanding promissory notes with €1,211,475 (or $1,361,213 based on a EUR/USD exchange rate of 0.8900 for pro forma purposes) presented as Other liabilities, that are payable upon the consummation of the Business Combination.

(i)	Represents the acquisition of the intellectual property from MagP Inovação, triggered by the business combination and assumed settled in cash at June 30, 2020.

Unaudited Pro Forma Condensed Combined Statement of Profit and Loss

Six Months ended June 30, 2020

(all amounts in EUR)	(a) Parent From April 3, 2020 to June 30, 2020	(b) HL 6 Months ended June 30, 2020	(c) Fusion Fuel 6 Months ended June 30, 2020	Pro Forma Adjustments		Pro Forma

Operating costs	€1,708	€524,973	€220,163	€-		€745,136
Interest income on marketable securities held in Trust Account		244,967	-	(244,967	)(d)	-
Unrealized gain on marketable securities held in Trust Account		(11,296)	-	11,296	(e)	-
Net income / (loss)	€(1,708)	€(291,302)	€(220,163)	€(233,671)		€(745,136)

Net income / (loss) per share – Basic and diluted	€(1,708)	€(0.24)	€(5.25)			€(0.06	)(f)
Weighted average shares outstanding – Basic and diluted	1	2,012,053	41,929	9,557,268	(g)	11,611,251	(g)

Pro Forma Adjustments and Assumptions to the Unaudited Condensed Combined Statement of Profit and Loss

(a)	Derived from Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020, which have been prepared in accordance with IFRS.

(b)	Derived from HL’s audited financial statements for the year ended June 30, 2020 and HL’s unaudited interim financial statements for the six months ended December 31, 2019 and presented in USD, and converted to EUR by using an USD/EUR exchange rate of 0.9070 for pro forma purposes. Those financial statements have been prepared in accordance with U.S. GAAP. Management has assessed that, for pro forma purposes, there were no adjustments necessary in order for the HL’s historical financial information to be presented in accordance with IFRS.

(c)	Derived from Fusion Fuel’s unaudited interim financial statements for the six months ended June 30, 2020, which have been prepared in accordance with IFRS.

(d)	Represents the elimination of interest income earned on marketable securities held in HL’s trust account.

(e)	Represents the elimination of unrealized gain on marketable securities held in HL’s trust account.

(f)	Represents the basic and diluted loss per share resulting the pro forma adjustments.

(g)	Represents the basic and diluted weighted average shares outstanding as a result of the pro forma adjustments. Refer to the table below for a reconciliation of the pro forma adjustments for the weighted average shares outstanding.

Amounts in EUR	Pro forma
Numerator
Net loss	€(745,136)

Denominator
Existing shareholders (1)	7,036,251
Fusion Fuel shareholders (2)	2,125,000
PIPE Investors (3)	2,450,000
Basic and diluted weighted average shares outstanding (4)	11,611,251	(g)

Loss per share
Basic and diluted	€(0.06	)(f)

(1)	Consists of (i) 5,098,016 HL ordinary shares held by HL public shareholders, (ii) an additional 550,000 HL ordinary shares related to the conversion of the 5,500,000 HL rights into 0.1 ordinary share each, (iii) 1,375,000 HL ordinary shares held by the initial shareholders, (iv) 88,235 underwriters shares plus an additional 50,000 shares issued to the underwriters upon the exchange of the Unit Purchase Options for 50,000 HL ordinary shares, and (v) cancellation of 125,000 HL ordinary shares pursuant to the Sponsor Agreement. Upon the consummation of the Transactions, those shares have been converted into Parent Class A Ordinary Shares.

(2)	Corresponds to the number of Parent Class B Ordinary Shares issued to the shareholders of Fusion Fuel.

(3)	Corresponds to the number of Parent Class A Ordinary Shares following the effects of the PIPE.

(4)	Also excluded for the determination of basic and diluted weighted average shares are the outstanding HL warrants which entitle the holders to purchase an aggregate of 7,750,000 Parent Class A Ordinary shares, the additional HL warrants to purchase 500,000 Parent Class A Ordinary Shares following the conversion of HL’s promissory notes that could be converted, the warrants of Parent issued to the shareholders of Fusion Fuel following the consummation of the Transactions, tthe contingent consideration of up to 1,137,000 Class A Ordinary shares and 1,137,000 Warrants because the inclusion of these securities would be anti-dilutive.

Unaudited Pro Forma Condensed Combined Statement of Profit and Loss

Twelve Months ended December 31, 2019

(all amounts in EUR)	(a) HL 12 Months ended December 31, 2019	(b) Fusion Fuel 12 Months ended December 31, 2019	Pro Forma Adjustments		Pro Forma

Operating costs	€611,910	€2,005	€-		€613,915
Interest income on marketable securities held in Trust Account	1,113,083	-	(1,113,083	)(c)	-
Unrealized gain on marketable securities held in Trust Account	6,042	-	(6,042	)(d)	-
Interest costs	-	99	-		99
Net income / (loss)	€507,216	€(2,104)	€(1,119,125)		€(614,014)

Net income / (loss) per share - Basic and diluted	€(0.26)	€(2,104)			€(0.05	)(e)
Weighted average shares outstanding, - Basic and diluted	1,943,152	1	10,070,082	(f)	12,013,235	(f)

Pro Forma Adjustments and Assumptions to the Unaudited Condensed Combined Statement of Profit and Loss

(a)	Derived from HL’s audited financial statements for the year ended June 30, 2019 and HL’s unaudited interim financial statements for the nine months ended March 31, 2019 and six months ended December 31, 2019 which are presented in USD, and converted to EUR by using an USD/EUR exchange rate of 0.8930 for pro forma purposes. Those financial statements have been prepared in accordance with U.S. GAAP. Management has assessed that, for pro forma purposes, there were no adjustments necessary in order for the HL’s historical financial information to be presented in accordance with IFRS.

(b)	Derived from Fusion Fuel’s audited interim financial statements for the twelve months ended December 31, 2019, which have been prepared in accordance with IFRS.

(c)	Represents the elimination of interest income earned on marketable securities held in HL’s trust account.

(d)	Represents the elimination of unrealized gain on marketable securities held in HL’s trust account.

(e)	Represents the basic and diluted loss per share resulting from the pro forma adjustments.

(f)	Represents the basic and diluted weighted average shares outstanding as a result of the pro forma adjustments. Refer to the table below for a reconciliation of the pro forma adjustments for the weighted average shares outstanding.

Amounts in EUR	Pro forma
Numerator
Net loss	(614,014)

Denominator
Existing shareholders (1)	7,438,235
Fusion Fuel shareholders (2)	2,125,000
PIPE Investors (3)	2,450,000
Basic and diluted weighted average shares outstanding (4)	12,013,235	(f)

Loss per share
Basic	(0.05	)(e)

(1)	Consists of (i) 5,500,000 HL ordinary shares held by HL public shareholders, (ii) an additional 550,000 HL ordinary shares related to the conversion of the 5,500,000 HL rights into 0.1 ordinary share each, (iii) 1,375,000 HL ordinary shares held by the initial shareholders, (iv) 88,235 underwriters shares plus an additional 50,000 shares issued to the underwriters upon the exchange of the Unit Purchase Options for 50,000 HL ordinary shares, and (v) cancellation of 125,000 HL ordinary shares pursuant to the Sponsor Agreement. Upon the consummation of the Transactions, those shares have been converted into Parent Class A Ordinary Shares.

(2)	Corresponds to the number of Parent Class B Ordinary Shares issued to the shareholders of Fusion Fuel. The warrants of Parent to be issued to the shareholders of Fusion Fuel following the consummation of the Transactions are excluded from the determination of weighted average shares because the inclusion of these securities would be anti-dilutive.

(3)	Corresponds to the number of Parent Class A Ordinary Shares following the effects of the PIPE.

(4)	Also excluded for the determination of basic and diluted weighted average shares are the outstanding HL warrants which entitle the holders to purchase an aggregate of 7,750,000 Parent Class A Ordinary shares, the additional HL warrants to purchase 500,000 Parent Class A Ordinary Shares following the conversion of HL’s promissory notes that could be converted, the warrants of Parent issued to the shareholders of Fusion Fuel following the consummation of the Transactions, the contingent consideration of up to 1,137,000 Class A Ordinary shares and 1,137,000 Warrants because the inclusion of these securities would be anti-dilutive.